Exhibit 3.228

CERTIFICATE OF INCORPORATION OF A PRIVATE LIMITED COMPANY Company Number. 8026104 The Registrar of Companies for England and Wales, hereby certiﬁes that ROWAN NO.1 LIMITED is this day incorporated under the Companies Act 2006 as a private company, that the company is limited by shares, and the situation of its registered ofﬁce is in England and Wales. Given at Companies House, Cardiff, on 11th April 2012. The above information was communicated by electronic means and authenticated by the Registrar of Companies under section 1115 of the Companies Act 2006 1 m ········ . . : : ! : . . .. ,,.... . Companies House - for the record - ~ROFco ," ~,, & ti)" '4 ... ... "' ~ : : r./l . . .., • • "1 0 ••••• • •• •• ::} 1' ••••••• '<" <.<'>1,: "' Oz-'IND p..~~ THE OFFICIAL SEAL OF THE REGISTRAR OF COMPANIES